Exhibit 10.20
    SECOND AMENDMENT
TO THE
    WOLVERINE EMPLOYEES’ PENSION PLAN

This is an Amendment, made this 9th day of December, 2021, to be effective January 1, 2022.

W I T N E S S E T H :

WHEREAS, Wolverine World Wide, Inc. ("Employer") amended and restated the Wolverine Employees’ Pension Plan ("plan") on July 30, 2020, effective January 1, 2020; and the plan was subsequently amended by an instrument dated December 2, 2020; and

WHEREAS, the Employer wishes to provide participants who have reached age 65 with at least 25 years of service and who remain employed on a part-time basis with the opportunity to commence payment at any time on or after normal retirement date; and

WHEREAS, Section 8.1 empowers the Employer to amend the plan and Section 8.2 permits an officer of the Employer to sign amendments;

NOW, THEREFORE, the plan is amended, effective for Annuity Starting Dates commencing on or after January 1, 2022, as follows:

1.    Section 5.3 is amended to read:

5.3    Late Retirement.

(a)     Eligibility. A Participant described under (i) or (ii) below is eligible for a Late Retirement Benefit.

(i)    Termination After Normal Retirement Date. A Participant whose employment terminates, for reasons other than death, after the Participant’s Normal Retirement Date.

(ii)    Employment Continues After Normal Retirement Date. A Participant who has at least 25 Years of Benefit Service who remains employed after the Participant’s Normal Retirement Date in a classification expected to work on a part-time or less basis.

(b)    Late Retirement Date. "Late Retirement Date" means the date that the Participant's employment terminates after the Participant's Normal Retirement Date.

(c)    Late Retirement Benefit. "Late Retirement Benefit" means a monthly pension benefit equal to:

(i)    Pre-Benefit Commencement Date. If the Participant's Late Retirement Date occurs on or before the date the Participant's benefit commences, the greater of:

(A)    Actuarially Equivalent. The monthly benefit, determined as of the date the Participant's benefit commences, that is Actuarially Equivalent to the Normal or Late Retirement Benefit that would have been payable as of the close of the prior Plan Year; or

(B)    Additional Accrual. The monthly benefit that is determined as of the date the Participant's benefit commences, including any additional benefits accrued for the period of employment after the Participant's Normal Retirement Date and before the Participant's benefit commences.

(ii)    Post-Benefit Commencement Date. If the Participant's benefit commences before the Participant's Late Retirement Date, the Participant shall initially receive the amount determined in (i) above as of the date the Participant's benefit commences. On the earlier of the Participant's Late Retirement Date and each date an amount is required to be paid under Section 7.4, the Participant's benefit shall be recalculated in accordance with (i) above and the Participant shall also receive the difference between (A) the amount determined in (i) above as of the date of recalculation reduced by the Actuarially Equivalent monthly value of total benefits previously paid to the Participant and (B) the monthly benefit the Participant was receiving immediately prior to the recalculation, as a separate and identifiable benefit.

    2.    Section 7.1(c) is amended to read:

(c)    Late Retirement Benefit. The Late Retirement Benefit will begin on the first day of the month following the Participant's Late Retirement Date. A Participant who has at least 25 Years of Benefit Service whose employment continues on a part-time or less basis as specified in Section 5.3(a)(ii) after the Participant's Normal Retirement Date may elect earlier payment beginning on the first day of any month following the Participant’s Normal Retirement Date or if later, following the date the Participant satisfies the requirements of Section 5.3(a)(ii).

Except as herein amended, the Employer ratifies the plan and trust.

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by a proper officer the day and year first above written.

WOLVERINE WORLD WIDE, INC.

By:	/s/ Amy Klimek
Its:	SVP Global Human Resources

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